CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2011

FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

2011 Overview

•	Bluegreen Resorts (“Resorts”) system-wide sales of VOIs, including sales made on behalf of third parties, increased to $303.2 million from $295.9 million last year.

•	Income from continuing operations attributable to Bluegreen shareholders (defined as income from continuing operations after tax less net income attributable to non-controlling interest) rose to $28.3 million, or $0.88 per diluted share, from $2.4 million, or $0.08 per diluted share, in 2010:

ᴑ	2010 included non-cash, pre-tax charges associated with a $69.7 million increase in loan loss reserves for VOI notes receivable generated prior to December 15, 2008, partially offset by a $15.9 million reduction in cost of sales in connection with the increase in loan loss reserves and changes in estimated gross profit.

ᴑ	2011 included pre-tax charges associated with a $13.0 million increase in loan loss reserves, partially offset by a related $3.2 million reduction in cost of sales.

•	Net loss for 2011 was $17.3 million, or $0.54 per diluted share, which included a loss from discontinued operations of $45.6 million, or $1.42 per diluted share, compared to a net loss for 2010 of $44.0 million, or $1.40 per diluted share, which included a loss from discontinued operations of $46.4 million, or $1.47 per diluted share. The results of operations of Bluegreen Communities constitute discontinued operations as Bluegreen Communities is in the process of being sold to Southstar Development Partners, Inc. (“Southstar”) for $29.0 million and certain other contingent consideration. The sale to Southstar is expected to close no later than April 30, 2012.

•	Cash flow from operating and investing activities (“Free Cash Flow”) was $162.7 million in 2011, compared to $158.0 million in 2010.

•	Unrestricted cash and cash equivalents at December 31, 2011 was $80.9 million.

•	Total debt at December 31, 2011 declined by $147.9 million from December 31, 2010.

•	At December 31, 2011, debt-to-equity (recourse and non-recourse) declined to 2.20:1 from 2.58:1 at December 31, 2010, while debt-to-equity (recourse only) declined to 1.00:1 from 1.22:1 at December 31, 2010.

Boca Raton, Fla. – March 28, 2012 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the fourth quarter and full year ended December 31, 2011.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “During 2011, we continued to focus our efforts on growing our fee-based services business. We believe that our results for 2011 reflect our success in leveraging our expertise in areas such as sales and marketing, resort management, title services, mortgage servicing, and construction management to support three potential sources of revenue: our traditional timeshare (VOI) business, our fee-based services business, and our finance business.”

Q4 2011 operating highlights included:

•	System-wide sales of VOIs increased to $74.6 million in Q4 2011 from $71.6 million in Q4 2010.

•	In connection with its fee-based services business, Resorts sold $31.3 million of third-party VOIs in Q4 2011, generating sales and marketing commissions of approximately $21.1 million. This compares to sales of $22.8 million of third-party VOIs, which generated sales and marketing commissions of $15.5 million in Q4 2010.

•	Total revenues from fee-based services rose 19.9% to $38.8 million in Q4 2011 from $32.4 million in Q4 2010. As of December 31, 2011, Bluegreen managed 45 timeshare resort properties and hotels compared to 43 as of December 31, 2010; fee-based services contributed an estimated $14.4 million to Resorts operating profit in Q4 2011, compared to an estimated $9.7 million in Q4 2010.

•	Income from continuing operations attributable to Bluegreen shareholders rose to $5.0 million, or $0.16 per diluted share in Q4 2011, compared to a loss from continuing operations of $2.3 million, or $0.07 per diluted share, in Q4 2010. Q4 2010 loss from continuing operations included the impact of a $31.9 million non-cash pre-tax charge to increase the allowance for loan losses on VOI notes receivable generated prior to December 15, 2008 (the date that Bluegreen implemented a FICO® score-based credit underwriting program), partially offset by $14.1 million in lower cost of sales due to the allowance charge and changes in estimated gross profit. Q4 2011 income from continuing operations was impacted by a $3.7 million pre-tax charge to further increase our loan loss reserves, partially offset by a related $0.9 million reduction in cost of sales.

•	The loss from discontinued operations, net of income tax benefit for Q4 2011 was $5.2 million, or $0.16 per diluted share, compared to a loss of $21.4 million, or $0.69 per diluted share, in Q4 2010. The results of operations of Bluegreen Communities constitute discontinued operations as a result of the agreement to sell Bluegreen Communities to Southstar.

•	As a result of the above-referenced items, net loss for Q4 2011 was $0.1 million, or $0.00 per diluted share, compared to a net loss of $23.7 million, or $0.76 per diluted share, in Q4 2010.

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three Months and Year Ended December 31, 2011 and 2010

(In 000’s, except percentages)

	Three Months Ended December 31, 2011				Three Months Ended December 31, 2010
	(Unaudited)				(Unaudited)
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOIs (1)	$43,291	$31,327	$74,618		$48,869	$22,760	$71,629
Change in sales deferred under timeshare
accounting rules	1,103	-	1,103		2,478	-	2,478
System-wide sales of VOIs, net (1)	44,394	31,327	75,721	100%	51,347	22,760	74,107	100%
Less: Sales of third-party VOIs		(31,327)	(31,327)	(41)	-	(22,760)	(22,760)	(31)
Gross sales of VOIs	44,394	-	44,394	59	51,347	-	51,347	69
Estimated uncollectible VOI notes receivable (2)	(7,854)	-	(7,854)	(18)	(36,114)	-	(36,114)	(70)
Sales of VOIs	36,540	-	36,540	48	15,233	-	15,233	21
Cost of VOIs sold (3)	(8,457)	-	(8,457)	(23)	3,115	-	3,115	20
Gross profit (3)	28,083	-	28,083	77	18,348	-	18,348	120
Fee-based sales commission revenue	-	21,141	21,141	28	-	15,508	15,508	21
Other resort fee-based services revenues	-	17,660	17,660	23	-	16,855	16,855	23
Cost of other resort fee-based services	(9,476)	(9,476)	(13)	-	(9,878)	(9,878)	(13)
Net carrying cost of VOI inventory	(4,469)	-	(4,469)	(6)	(1,055)	-	(1,055)	(1)
Selling and marketing expense (4)	(18,451)	(12,822)	(31,273)	(41)	(24,627)	(11,065)	(35,692)	(48)
Resorts G & A expense (4)	(2,974)	(2,067)	(5,041)	(7)	(3,864)	(1,736)	(5,600)	(8)
Bluegreen Resorts operating profit (5)	$2,189	$14,436	$16,625	22%	($11,198)	$9,684	($1,514)	(2%)

	Year Ended December 31, 2011				Year Ended December 31, 2010
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOIs (1)	$194,046	$109,171	$303,217		$217,054	$78,805	$295,859
Change in sales deferred under timeshare
accounting rules	(537)	-	(537)		818	-	818
System-wide sales of VOIs, net (1)	193,509	109,171	302,680	100%	217,872	78,805	296,677	100%
Less: Sales of third-party VOIs	-	(109,171)	(109,171)	(36)	-	(78,805)	(78,805)	(27)
Gross sales of VOIs	193,509	-	193,509	64	217,872	-	217,872	73
Estimated uncollectible VOI notes receivable (2)	(29,374)	-	(29,374)	(15)	(94,164)	-	(94,164)	(43)
Sales of VOIs	164,135	-	164,135	54	123,708	-	123,708	42
Cost of VOIs sold (3)	(40,460)	-	(40,460)	(25)	(29,015)	-	(29,015)	(23)
Gross profit (3)	123,675	-	123,675	75	94,693	-	94,693	77
Fee-based sales commission revenue	-	73,673	73,673	24	-	52,966	52,966	18
Other resort fee-based services revenues	-	70,985	70,985	23	-	67,036	67,036	23
Cost of other resort fee-based services	-	(37,762)	(37,762)	(12)	-	(35,075)	(35,075)	(12)
Net carrying cost of VOI inventory	(14,332)	-	(14,332)	(5)	(8,965)	-	(8,965)	(3)
Selling and marketing expense (4)	(86,755)	(48,799)	(135,554)	(45)	(100,530)	(37,183)	(137,713)	(46)
Resorts G & A expense (4)	(12,356)	(6,950)	(19,306)	(6)	(14,664)	(5,423)	(20,087)	(7)
Bluegreen Resorts operating profit (5)	$10,232	$51,147	$61,379	20%	($29,466)	$42,321	$12,855	4%

(1) Amount for “fee-based services business” represents sales of VOIs made on behalf of third parties, which are transacted as sales of timeshare interests in the Bluegreen Vacation Club and through the same sales and marketing process as the sale of the Company’s VOI inventory included under “traditional timeshare business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $12.7 million and $8.2 million for the three months ended December 31, 2011 and 2010, respectively, and $41.2 million and $38.3 million for the year ended December 31, 2011 and 2010, respectively.

(6) Unless otherwise indicated.

System-wide sales of VOIs rose to $74.6 million in Q4 2011 from $71.6 million in Q4 2010, the result of a higher number of sales transactions. Total VOI sales transactions increased to 6,483 in Q4 2011 from 6,125 in Q4 2010, resulting from an increase in the number of sales made on behalf of third parties (fee-based services business), partially offset by a deliberate decrease in Bluegreen-owned VOIs sales transactions (traditional timeshare business). Total prospect tours in Q4 2011 were 39,619 as compared to 38,952 in Q4 2010, with new prospect tours decreasing to 22,063 in Q4 2011 from 22,647 in Q4 2010. Total sale-to-tour conversion ratio in Q4 2011 was 16.4% as compared to 15.7% in Q4 2010, and the new prospect sale-to-tour conversion ratio was 11.3% in Q4 2011 compared to 10.2% in Q4 2010. Average sales price per transaction was $12,299 for Q4 2011 as compared to $11,904 for Q4 2010.

Charges for estimated uncollectible VOI notes receivable decreased to $7.9 million in Q4 2011 from $36.1 million in Q4 2010. Q4 2010 included a $31.9 million non-cash, pre-tax charge to increase the allowance for loan losses on VOI notes receivable generated prior to December 15, 2008. Bluegreen updates its estimates of uncollectible VOI notes receivable each quarter, and consequently, the charge against sales in a particular quarter for such uncollectibles may be impacted, favorably or unfavorably, by a change in expected losses on prior periods’ financed sales. In Q4 2010 and, to a lesser extent, in Q4 2011, we increased our allowance for loan losses for loans generated prior to December 15, 2008, the date on which we implemented our FICO score-based credit standards.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses decreased to 41% in Q4 2011 from 48% in Q4 2010, due to the changes in the mix of marketing programs and higher sale to tour conversion rates. Selling and marketing expenses as a percentage of system-wide sales, net during the year ended December 31, 2011 declined to 45% from 46% in 2010.

Operating profit at Resorts rose to $16.6 million, or 22% of system-wide sales of VOI’s, net, for Q4 2011 from a loss of $1.5 million, or 2% of system-wide sales of VOI’s, net, for Q4 2010.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread is the excess of interest income over interest expense. Pre-tax income from net interest spread in both Q4 2011 and Q4 2010 was $10.5 million due to a decrease in interest income commensurate with the continued decrease in Bluegreen’s VOI notes receivable portfolio, offset by a decrease in interest expense as Bluegreen continues to reduce the level of debt on its balance sheet.

SALE OF BLUEGREEN COMMUNITIES

As previously announced, on October 12, 2011, a Purchase and Sale Agreement was entered into between seven of our subsidiaries and Southstar. The agreement, as amended, provides for the sale to Southstar of substantially all of the assets that comprise Bluegreen Communities for a purchase price of $29.0 million in cash. Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement) it receives upon its sale, if any, of two specified parcels of real estate to be purchased by Southstar under the agreement. Southstar has delivered cash deposits totaling $4.5 million, $50,000 of which is non-refundable, and the remainder of which is being held in escrow pending closing and will only be refunded to Southstar in the event the transaction is not consummated as a result of a breach of the agreement by one or more of our subsidiaries which is not timely cured. The agreement, as amended, provides for the transaction to be consummated on a date no later than April 30, 2012. Southstar has advised us that it has obtained financing in order to close the transaction, but obtaining such financing is not a closing condition. However, closing of the transaction remains subject to customary closing conditions, including the performance by the parties of their respective obligations under the agreement.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

On November 11, 2011, Bluegreen entered into a definitive merger agreement with BFC Financial Corporation (“BFC”). Pursuant to the terms of the merger agreement, if the merger is consummated, Bluegreen will become a wholly-owned subsidiary of BFC. Under the terms of the merger agreement, holders of Bluegreen’s common stock (other than BFC) will be entitled to receive, in exchange for each share of Bluegreen common stock that they hold at the effective time of the merger, eight shares of BFC’s Class A Common Stock (as adjusted in connection with a reverse stock split expected to be effected by BFC immediately prior to the consummation of the merger). Consummation of the merger is subject to a number of closing conditions, including the approval of both Bluegreen’s and BFC’s shareholders, the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger and the absence of any legal restraints or prohibitions preventing the completion of the merger.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; risks relating to the merger with BFC, including the anticipated benefits of the merger may not be realized and the risk that the merger may not be consummated in accordance with the contemplated terms, in the contemplated timeframe, or at all; risks associated with the proposed sale of Bluegreen Communities, including that additional impairment charges may be required with respect to the assets of Bluegreen Communities, the agreement to sell Bluegreen Communities may not be consummated on the contemplated terms, including in the contemplated time frame or at all, and the sale of Bluegreen Communities may not result in anticipated improvements in our operating results and financial condition; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s VOI notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; sales to existing owners may not continue at current levels or decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; risks related to other financial trends discussed in this press release, including that the sale-to-tour conversion ratio may not continue at current levels or decrease, the Company may be required to further increase its allowance for loan losses in the future and record additional impairment charges as a result of any such increase, and selling and marketing expenses as a percentage of system-wide sales of VOIs, net may not remain at current levels or increase; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Condensed Consolidated Statements of Operations

(In 000's, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	(Unaudited)
	2011	2010	2011	2010
Revenues:
Gross sales of VOIs	$44,394	$51,347	$193,509	$217,872
Estimated uncollectible VOI notes receivable	(7,854)	(36,114)	(29,374)	(94,164)
Sales of VOIs	36,540	15,233	164,135	123,708

Fee-based sales commission revenue	21,141	15,508	73,673	52,966
Other fee-based services revenue	17,660	16,855	70,985	67,036
Interest income	22,667	25,585	94,653	106,463
	98,008	73,181	403,446	350,173
Costs and expenses:
Cost of VOIs sold	8,457	(3,115)	40,460	29,015
Cost of other resort operations	13,945	10,933	52,094	44,040
Selling, general and administrative expenses	49,790	50,306	199,237	199,497
Interest expense	12,162	15,076	53,908	61,545
Other expense, net	184	442	1,095	2,839
	84,538	73,642	346,794	336,936
Income before non-controlling interest,
provision benefit for income taxes and discontinued operations	13,470	(461)	56,652	13,237
Provision benefit for income taxes	6,004	(149)	20,655	2,739
Income (loss) from continuing operations	7,466	(312)	35,997	10,498
Loss from discontinued operations, net of income taxes	(5,177)	(21,401)	(45,565)	(46,370)
Net income (loss)	2,289	(21,713)	(9,568)	(35,872)
Less: Net income attributable to non-controlling interest	2,424	1,997	7,685	8,094
Net Loss attributable to Bluegreen Corporation	$(135)	$(23,710)	$(17,253)	$(43,966)

(Loss) Income attributable to Bluegreen Corporation per common share - Basic
Earnings (loss) per share from continuing operations
attributable to Bluegreen shareholders	$0.16	$(0.07)	$0.91	$0.08
Loss per share from discontinued operations	(0.17)	(0.69)	(1.46)	(1.49)
Loss per share attributable to Bluegreen shareholders	$(0.00)	$(0.76)	$(0.55)	$(1.41)

(Loss) Income attributable to Bluegreen Corporation per common share - Diluted
Earnings (loss) per share from continuing operations
attributable to Bluegreen shareholders	$0.16	$(0.07)	$0.88	$0.08
Loss per share from discontinued operations	(0.16)	(0.69)	(1.42)	(1.47)
Loss per share attributable to Bluegreen shareholders	$(0.00)	$(0.76)	$(0.54)	$(1.40)

Weighted average number of common shares:
Basic	31,245	31,178	31,220	31,165
Diluted	32,026	31,178	32,110	31,469

Condensed Consolidated Balance Sheets

(In 000's, except per share data)

	December 31,	December 31,
	2011	2010
ASSETS
Unrestricted cash and cash equivalents	$80,931	$72,085
Restricted cash ($41,243 and $38,913 in VIEs at December 31, 2011
and December 31, 2010, respectively)	51,125	53,922
Notes receivable, net ($420,274 and $375,904 in VIEs at December 31, 2011
and December 31, 2010, respectively)	512,517	568,985
Prepaid expenses	4,120	4,882
Other assets	47,100	56,790
Inventory	302,843	337,684
Property and equipment, net	70,112	73,815
Assets held for sale	28,625	87,769
Total assets	$1,097,373	$1,255,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$8,834	$8,243
Accrued liabilities and other	62,878	60,518
Deferred income	24,549	17,550
Deferred income taxes	15,776	25,605
Receivable-backed notes payable - recourse ($22,759 and $15,826 in VIEs
at December 31, 2011 and December 31, 2010, respectively)	110,016	135,660
Receivable-backed notes payable - non-recourse (in VIEs)	369,314	436,271
Lines-of-credit and notes payable	86,817	142,120
Junior subordinated debentures	110,827	110,827
Total liabilities	789,011	936,794

Total shareholders’ equity	308,362	319,138
Total liabilities and shareholders’ equity	$1,097,373	$1,255,932